                                                             EXHIBIT 2.3

                              DATED 2 MARCH 1998
                              ------------------

                               ARIS CORPORATION

                                      and

                                  COUTTS & CO

                                      and

              THE PERSONS whose names are set out in Schedule 1

                                      and

                           ROBIN NESSIM SMOUHA ADDA


                         ____________________________

                               ESCROW AGREEMENT

                    IN RELATION TO THE SALE AND PURCHASE OF
                      THE ENTIRE ISSUED SHARE CAPITAL OF
                      BAREFOOT COMPUTER TRAINING LIMITED
                    BY AN AGREEMENT DATED 28 FEBRUARY 1998
                         _____________________________



                                  CLYDE & CO

                           AN INTERNATIONAL LAW FIRM
                                 51 Eastcheap
                                London EC3M 1JP
                              Tel: 0171 623 1244
                              Fax: 0171 623 5427
                             Ref: KMW/CBH/9800503

THIS ESCROW AGREEMENT (the "Escrow Agreement"), is made as a deed on 2 March
1998

BETWEEN:

(1) ARIS CORPORATION, a corporation organised and existing under the laws of Washington, U.S.A, and having its principal place of business at Fort Dent Two, Suite 250, 6720 Fort Dent Way, Seattle Washington 98188, United States of America ("ARIS");

(2) COUTTS & CO, registered in England with registered number 36695 and whose registered office is at 15 Lombard Street, London EC3V 9AU (the "Escrow Agent");

(3) THE PERSONS whose names and addresses are set out in Schedule 1 (the "Sellers"); and

(4)  ROBIN NESSIM SMOUHA ADDA of 31 Felden Street, London SW6 5AE ("Mr
     Adda"),

     together "the Parties".

RECITALS

A. ARIS and the Sellers have entered into an agreement dated 28 February 1998 ("the Agreement") whereby ARIS has agreed to purchase all of the issued shares of Barefoot Computer Training Limited ("the Company").

B. It is an obligation of the Sellers under the Agreement that this Escrow Agreement be entered into with ARIS.

C. Copies of this Escrow Agreement, the Tax Covenant (as defined in the Agreement) and the Agreement have been delivered to the Escrow Agent, and the Escrow Agent is willing to act as escrow agent hereunder.

NOW THIS DEED WITNESSES as follows:-

1.   INTERPRETATION

1.1 Save as expressly provided in this Escrow Agreement, words and expressions shall have the same meanings as in the Agreement.

1.2 The section headings contained in this Escrow Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Escrow Agreement.

2.   THE ESCROW FUND

2.1 As soon as practicable after Completion of the transactions contemplated by the Agreement, each of the Sellers shall deliver to the Escrow Agent share certificates in respect of the number of Escrowed Shares set out opposite his name in Schedule 1, such share certificates endorsed to effect transfer of such Escrowed Shares to ARIS.

2.2 Such Escrowed Shares shall comprise the escrow fund (the "Escrow Fund"), to be held, administered and disposed of as hereinafter provided.

2.3 The share certificates referred to in this clause 2 and any share certificates issued by ARIS in accordance with clause 6.3 below shall hereinafter be referred to as the "Share Certificates".

3.   Legal and Beneficial Owners

3.1 Subject to the terms and conditions of this Escrow Agreement, each Seller shall be the legal and beneficial owner of the number of Escrowed Shares set out opposite his name in Schedule 1 and shall be entitled to exercise the voting rights attaching thereto.

3.2 Except as might be occasioned by the death of a Seller, and then only by will or pursuant to the laws of intestate succession, none of the Sellers shall sell, assign or transfer his rights in the Escrow Fund or the Escrowed Shares (or any of them) without obtaining the prior written consent of ARIS; provided always, that the Sellers shall have the right to sell the Escrowed Shares in the circumstances described in clause 4.

4.   CONVERSION

     At any time the Escrowed Shares remain in the Escrow Fund, the Sellers (or any of them) shall have the right (subject to any restrictions on sale under U.S. securities laws in relation to the Escrowed Shares) to sell the Escrowed Shares provided that, until termination of escrow as described in clause 8, any proceeds of sale of such Escrowed Shares ("the Escrowed Cash") shall be held by the Escrow Agent as part of the Escrow Fund in substitution for the Escrowed Shares so sold.

5.   SELLER'S REPRESENTATIVE

5.1 By the execution and delivery of this Escrow Agreement, each of the Sellers hereby constitutes and appoints Mr Adda, and Mr Adda hereby accepts his appointment, as representative of all of the Sellers hereunder (the "Sellers' Representative"), with full power and authority to receive, give or make all notices, objections, directions and other communications to be received, given or made by or on behalf of the

     Sellers hereunder, to take any action or give any consents or waivers which may be taken or given by or on behalf of the Sellers hereunder, to bind and act on behalf of the Sellers with respect to any matters which may arise under or in connection with this Escrow Agreement, and to otherwise act for and on behalf of the Sellers as provided herein.

5.2 If the Sellers' Representative should die or become incapacitated or be otherwise unable or unwilling to act as the Sellers' Representative, the Escrow Agent shall so notify the Sellers upon the Escrow Agent becoming aware of any such event. Any Seller shall be entitled to nominate any person as a successor Sellers' Representative, by notice of such nomination to the Escrow Agent in such fashion as the Escrow Agent shall direct. If only one person is so nominated during the thirty (30) calendar days following receipt or deemed receipt of such notice by the last Seller to receive it, the person nominated shall thereupon be the Sellers' Representative. If more than one person is so nominated, the Sellers shall thereupon elect the successor Sellers' Representative, each Seller having a proportionate vote equivalent to his pro rata interest in the Escrow Fund.

6.   CLAIMS AGAINST THE ESCROW FUND

6.1 The Escrow Fund shall be retained in escrow, on the terms herein set out, to protect ARIS, its subsidiary, affiliated or related companies and corporations, their officers, directors, agents and employees, and their representatives, successors and assigns against and in respect of any and all losses, damages, charges and expenses of any kind whatsoever (including, without limitation, all out-of-pocket expenses, including lawyers' and accountants' fees and expenses) arising out of or in connection with:

     (a)  any breach of any of the Warranties;

     (b)  Property Liability;

     (c)  Taxation; and/or

     (d)  the Tax Covenant.

6.2 If ARIS shall claim that it has suffered a loss as to which it is entitled to reimbursement hereunder, ARIS shall notify the Escrow Agent and the Sellers' Representative, such notification to be made in a manner subsequently set forth in this Escrow Agreement. Such notice shall describe the claim by ARIS and shall specify the loss, damage, charge or expense (including, without limitation, out-of-pocket expenses, including lawyers' and accountants' fees and expenses) incurred by ARIS in connection with such claim. If such loss, damage, charge or expense is liquidated in amount, the notice shall so state and shall also set forth the manner in which the loss, damage, charge or expense has been calculated. Such liquidated amount shall be deemed to be the amount of the claim of ARIS against the Escrow Fund. If the amount is not liquidated, the notice shall so state, and, in such event, a claim shall be deemed asserted against the Escrow Fund on behalf of ARIS, but no payment shall be made on account thereof until the amount of such claim is liquidated and notice in the form described above for loss, damage, charge or expense liquidated in amount has been given by ARIS to the Escrow Agent and to the Seller's Representative. Such liquidated amount shall be deemed to be the amount of the claim of ARIS against the Escrow Fund.

6.3 If the Sellers' Representative shall not, within thirty (30) calendar days after receipt or deemed receipt of such notice, advise ARIS and the Escrow Agent, in writing, that he denies the right to reimbursement in respect of such claim, the Escrow Agent is, at the end of such period, authorized to release and shall release (at once if said claim is liquidated, or subsequently at such time as any claim has become liquidated) to ARIS Share Certificates for the total number of Escrowed Shares the "Value" (as defined below) of which is equal to or more than the amount of ARIS' claim or, to the extent that no Escrowed Shares remain in the Escrow Fund, the Escrowed Cash; provided however, that the Escrow Agent shall ensure that the Share Certificates which are released to ARIS in accordance with this clause 6.3 as nearly as possible reflect a division between the Sellers of the value of ARIS' claim pro rata to the Sellers' respective interests in the Escrow Fund. The "Value" for the purposes of this Escrow Agreement means the closing quotation for the Escrowed Shares on 27 February 1998 on the Nasdaq National Market.

     If the Escrow Agent releases to ARIS Share Certificates in respect of a number of Escrowed Shares the "Value" of which exceeds the amount of ARIS' claim, ARIS shall issue new Share Certificates in the stock of ARIS for the excess number of Escrowed Shares, one Share Certificate to be issued to each Seller in accordance with his pro rata interest in the Escrow Fund; provided however, that each such Seller shall immediately endorse any Share Certificate issued to him under this clause 6.3 to effect transfer of the Escrowed Shares represented thereby to ARIS and shall thereupon deliver the same to the Escrow Agent to be held in escrow in accordance with the terms hereof.

6.4 If the Sellers' Representative shall notify ARIS and the Escrow Agent, in writing, that he disputes any claim made against the Escrow Fund, ARIS and the Sellers shall endeavour to settle or compromise said claim. In the absence of any such settlement or compromise being reached within thirty
     (30) calendar days after receipt or deemed receipt of such notice by ARIS, such claim may be submitted by ARIS or the Sellers to an independent firm of Chartered Accountants for final settlement, whereupon the Parties shall be entitled to make reasonable representations to such independent firm of chartered accountants with respect to such claim. Such firm of Chartered Accountants shall be appointed by agreement between the parties but in default of agreement within five (5) business days of ARIS making a proposal to the Sellers' Representative (or vice versa) shall be appointed upon the request of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. Any liability established by reason of such compromise or settlement shall be satisfied from the Escrow Fund in the same manner set forth in clause 6.3 above with respect to undenied claims by ARIS.

6.5 ARIS will as soon as reasonably practicable give written notice to the Sellers' Representative of the relevant facts of any claim of any third party which may reasonably be expected to result in a claim by ARIS against the Escrow Fund. The Sellers' Representative shall have the right, at his expense and at no expense to ARIS, to participate in the defence of such claim (with counsel selected by him and reasonably satisfactory to ARIS) provided the Sellers' Representative shall consult and cooperate at all times with counsel for ARIS and, if the proceedings involve matters of concern to ARIS in addition to such a claim or the basis therefor, such matters and the defence thereof shall be the sole responsibility of ARIS and ARIS shall direct the defence thereof.

6.6 ARIS shall have the right to assert claims pursuant to this Escrow Agreement against the Escrow Fund from time to time and the assertion and/or disposition of any such claims shall be without prejudice to any other rights or remedies available to ARIS from time to time pursuant to the Agreement or otherwise.

6.7 In respect of any settlement, compromise or submission to an independent firm of chartered accountants of any claim hereunder, or the determination of any other matter requiring consent or approval of the Sellers in the Escrow Fund, the Escrow Agent shall be fully authorized to act on the written consent or approval of the Sellers' Representative. If at the time of any claim made in accordance with this clause 6 there shall be no Sellers' Representative, the Escrow Agent shall give notice of such claim to each of the Sellers, and, if within thirty (30) calendar days after receipt or deemed receipt of such notice by the last Seller to receive it, the Sellers shall not have named a successor Sellers' Representative who shall have admitted or disputed such claim, the Escrow Agent is authorised at the end of such thirty (30) calendar day period to release and shall release to ARIS Share Certificates in respect of the amount or in excess of such claim determined in accordance with clause 6.3 above.

7.   FEES AND EXPENSES

7.1  For its services the Escrow Agent shall be entitled to:

     (a) an initial fee of one thousand seven hundred and fifty pounds sterling (pounds 1,750) excluding value added tax ("VAT") plus the reasonable legal costs incurred in relation to establishing the Escrow Fund, such legal costs not to exceed one thousand five hundred pounds sterling (pounds 1,500); and

     (b) an annual fee of seven hundred and fifty pounds sterling (pounds 750) excluding VAT for the twelve (12) month period or fraction thereof plus its reasonable expenses.

7.2 All such fees, costs and expenses of the Escrow Agent shall be borne equally by ARIS on the one part and the Sellers on the other and shall be paid within seven (7) days of the Escrow Agent's written demand therefor.

8.   TERMINATION OF ESCROW; DISTRIBUTION OF ESCROW FUND

8.1 Subject always to the provisions contained in clause 8.2 below, any Share Certificates then held by the Escrow Agent shall be released by the Escrow Agent to the relevant Seller(s) on the earlier of twelve (12) months after the date of Completion or the date upon which ARIS has completed its first audit of ARIS' consolidated financial statements. Any such distribution shall be made on a pro rata basis calculated with respect to each Seller's interest in the Escrow Fund.

8.2 In the event that any claim of which the Escrow Agent has been notified by ARIS remains unliquidated or unpaid in whole or in part on the earlier of twelve (12) months after the date of Completion or the date upon which ARIS has completed its first audit of ARIS' consolidated financial statements, the Escrow Agent shall immediately release to the Sellers any Escrowed Cash and Share Certificates (in that order) which are not then needed to protect and secure ARIS in respect of any claim of which the Escrow Agent has been notified, based (when such claim is unliquidated) on the amount notified to the Escrow Agent by ARIS as the maximum amount of liability (including the lawyers' and accountants' fees and expenses relating thereto) with respect to such claim.

9.   ESCROW AGENT

     The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent under the terms and conditions of this Escrow Agreement. In taking any action hereunder the Escrow Agent shall be protected in relying upon any notice, paper or other document believed by it to be genuine or upon any evidence deemed by it to be sufficient, and in no event shall it be liable for any act performed or omitted to be performed by it hereunder in the absence of negligence, recklessness or wilful misconduct. The Escrow Agent may consult with a suitably qualified legal adviser in connection with its duties hereunder and shall be fully protected by any act taken, suffered or permitted by it in good faith in accordance with the written advice of such legal adviser. The Escrow Agent shall be entitled to recover, as an expense pursuant to clause 7 hereof, the reasonable fees and expenses of such legal adviser.

10.  LITIGATION INVOLVING ESCROW AGENT

10.1 If the Escrow Agent becomes involved in litigation by reason hereof:

     (a) it is hereby authorised to deposit with the clerk of the court in which the litigation is pending any property held by it pursuant hereto and, thereupon, shall stand fully relieved and discharged of any further duties hereunder; and

     (b) it shall be entitled to recover under clause 7 its reasonable expenses arising as a result of such litigation.

10.2 If the Escrow Agent is threatened with litigation by reason hereof, it is hereby authorised to interplead all interested parties in any court of competent jurisdiction and to deposit with the clerk of such court any and all property held by it pursuant hereto, and, thereupon, shall stand fully relieved and discharged of any further duties hereunder.

11.  INSPECTION

     All property held as a part of the Escrow Fund shall at all times be clearly identified as being held by the Escrow Agent hereunder. Any Party hereto may inspect the Escrow Fund at any time during the Escrow Agent's business hours, provided that twenty four (24) hours' prior written notice has been given.

12.  NOTICES

12.1 Any notice or other communication to be given under or in connection with this Agreement shall be in writing, addressed to the Party to be served and delivered personally or sent by international overnight courier or by facsimile:

     (a)  in the case of an individual, to the address herein stated; and

     (b) in the case of a company or corporation, to its principal place of business for the time being,

     or (in either case) to such other address as the addressee may from time to time specify for the purpose of, and in accordance with the provisions of, this clause 12.

12.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

     (a) if delivered personally, when left at the address referred to in clause 12.1;

     (b)  if sent by international overnight courier, three (3) Business
          Days after
         having been deposited with an international overnight courier; and

     (c) if sent by facsimile, three (3) hours after completion of its transmission if transmitted before 2.00 pm on any Business Day and otherwise by 11.00 am on the next Business Day.

12.3 In proving the giving of notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and deposited with an international overnight courier or that the facsimile was transmitted.

13.  REMEDIES

     Nothing contained in this Escrow Agreement is intended to or shall be construed so as to limit any rights to remedies available to ARIS from time to time arising out of or in connection with the Agreement, any of the documents, appendices, exhibits or other agreements delivered pursuant thereto (including without limitation the Tax Covenant) or otherwise.

14.  BINDING EFFECT; BENEFIT

     This Escrow Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Escrow Fund provided for herein shall be for the exclusive benefit of the Sellers and of ARIS, its subsidiary, affiliated or related companies and corporations, their officers, directors, agents and employees, and their representatives, successors and assigns, and no other person, firm or corporation shall have any right, title or interest hereunder; and any claim of any person, firm or corporation to the Escrow Fund, or any part thereof, shall be subject and subordinate to the prior rights and charge of ARIS and the Sellers under the terms hereof.

15.  MODIFICATION

     No amendments, changes, modifications, or additions to this Agreement shall be valid unless the same shall be in writing, signed by ARIS, the Escrow Agent and the Sellers' Representative and made in accordance with the provisions of this Escrow Agreement.

16.  GOVERNING LAW

     This Escrow Agreement shall be governed by and construed exclusively in accordance with English Law and the parties submit to the exclusive jurisdiction of the English courts.

17.  COUNTERPARTS

     This Escrow Agreement may be executed in any number of separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

THIS AGREEMENT is executed as a Deed and is delivered on the date stated at the beginning of this Agreement.

                                  SCHEDULE 1

                                  THE SELLERS

                                                             Number of
               Name                    Address            Escrowed Shares

1. Robin Nessim Smouha Adda and     31 Felden Street,           488
Pernille Adda as trustees of the    London,SW6 5AE
Olivia Adda Settlement

2. Robin Nessim Smouha Adda and     31 Felden Street,           488
Pernille Adda as trustees of the    London, SW5 5AE
Jacques Adda Settlement

3. Robin Nessim Smouha Adda and     31 Felden Street,           488
Pernille Adda as trustees of the    London, SW5 5AE
Jessica Adda Settlement

4. Robin Nessim Smouha Adda and     31 Felden Street,           287
Pernille Adda as trustees of the    London, SW5 5AE
Georgina Adda Settlement

5. STC International Limited as     PO Box 146, Roadtown,    26,110
Trustee of the Adda Settlement      Tortola, British
                                    Virgin Islands


   TOTAL                                                     27,861

EXECUTED AS A DEED by                       )
ARIS CORPORATION
Acting by:
                        Director            )  /s/ Hugh Simpson-Wells

                        Secretary           )  /s/ Norbert W. Sugayan, Jr.


EXECUTED AS A DEED by                       )
COUTTS & CO
acting by:
                        Director            )  /s/ signature illegible

                        Director/Secretary  )


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE OLIVIA     )  By Peter John Knight duly
ADDA SETTLEMENT                             )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                            )  the Olivia Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE            )  By Peter John Knight duly
JACQUES ADDA SETTLEMENT                     )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                            )  the Jacques Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE            )  By Peter John Knight duly
JESSICA ADDA SETTLEMENT                     )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                            )  the Jessica Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry


SIGNED AND DELIVERED AS A DEED              )  /s/ Robin Nessim Smouha Adda
by ROBIN NESSIM SMOUHA ADDA AND             )  /s/ Peter John Knight
PERNILLE ADDA AS TRUSTEES OF THE            )  By Peter John Knight duly
GEORGINA ADDA SETTLEMENT                    )  authorised attorney for
                                            )  Pernille Adda as Trustee of
                                            )  the Georgina Adda Settlement
in the presence of:                         )  /s/ Christyne Mayberry

EXECUTED AS A DEED by                       )
STC INTERNATIONAL LIMITED AS TRUSTEE OF     )
THE ADDA SETTLEMENT                         )
Acting by:                                  )
                        Director            )  /s/ Peter John Knight
                                               By Peter John Knight duly
                                               authorised attorney for
                                               STC International Limited
                                               as Trustee of the Adda
                                               Settlement

                        Director/Secretary  )


SIGNED AND DELIVERED AS A DEED by           )  /s/ Robin Nessim Smouha Adda
ROBIN NESSIM SMOUHA ADDA
in the presence of:                         )  /s/ Peter John Knight